Exhibit 10.1

55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 www.akceatx.com

July 17, 2017

Michael MacLean

Dear Mike,

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc. as Chief Financial Officer reporting to me. In this position, you will receive an annual salary of $380,000.  You are also eligible for an incentive bonus targeted at 40% of your base salary under our current Management by Objectives (MBO) program.  Your first MBO bonus will be prorated based on your hire date.

In addition, you will receive a one-time signing bonus of $50,000 which will be made payable to you with your first paycheck.  One hundred percent (100%) of this bonus will be paid back to Akcea should you voluntarily leave prior to your 1 year anniversary.

As additional incentive, the management of Akcea Therapeutics Inc. will grant you stock options to purchase the number of shares of Akcea's common stock equal to 0.5% of Akcea's common shares outstanding issued and outstanding upon the closing of Akcea’s IPO. The exercise price will be equal to the fair market value of Akcea's common stock on the date of grant. The Akcea options will vest over a four-year period with a vesting commencement date equal to your original date of hire and will be issued under, and subject to, the terms of Akcea's equity incentive plan.

Further, as an executive member of the Akcea team, subject to and as further specified in a definitive executive severance agreement we will offer you severance benefits as follows:

Severance with no Change in Control without cause	Severance within 12 months of a Change in control (double trigger)

12 months base salary	12 months base salary and target bonus

12 months benefit continuation	12 months benefit continuation

No equity vesting acceleration	Full vesting acceleration

Modified Economic Cutback

You will have the opportunity to participate in our employee benefits program. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date. Please feel free to contact Martha Bradford at (617)-207-0199 if you have any questions.

Please sign below and return the original as soon as possible if you accept this offer and the terms herein.

I am excited that you will be joining us at this pivotal point in our history and I am confident that you will make a significant contribution to the company and to our unique culture.

Sincerely,

/s/ Paula Soteropoulos

Paula Soteropoulos
President and Chief Executive Officer

Accepted and agreed:

/s/ Michael MacLean
Michael MacLean